Exhibit 107_FILING FEE

CALCULATION OF FILING FEE TABLES

Table 1 – Transaction Valuation

(U.S. $)	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to Be Paid	$6,530,908	0.00014760	$963.97
Fees Previously Paid	—		—
Total Transaction Valuation	$6,530,908
Total Fees Due for Filing			$963.97
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$963.97

(1)
Estimated solely for purposes of determining the amount of the filing fee. The transaction valuation assumes that all options to purchase subordinate voting shares that may be eligible for repricing in this offer will be tendered pursuant to this offer. The transaction valuation assumes options to purchase an aggregate of 6,422,519 subordinate shares, having an aggregate value of U.S. $6,530,908 as of April 5, 2024, calculated based on the Black-Scholes option pricing model, will be exchanged or cancelled pursuant to this offer.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for fiscal year 2024, equals $147.60 per million dollars of the transaction valuation.